Exhibit 99.1


            C. David Myers Joins YORK International Board

    YORK, Pa.--(BUSINESS WIRE)--Sept. 26, 2003--YORK International Corporation (NYSE:YRK) today announced it has named C. David Myers, President, to its Board of Directors, effective immediately.
    Myers is a highly experienced executive who has served in a number of leadership roles with YORK. Prior to his role as President, he held the positions of Executive Vice President and Chief Financial Officer and various leadership roles in the Engineered Systems Group, Corporate and the Airside Products Group.
    Chairman of the Board, Gerald C. McDonough, commented, "The addition of Dave Myers will further enhance YORK's board of directors. His appointment to the Board recognizes his continuing important contributions to the company."

    YORK International Corporation is a full-line, global manufacturer of heating, ventilating, air conditioning and refrigeration (HVAC&R) products. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 23,000 employees worldwide.


    CONTACT: YORK International Corporation
             Dave Kornblatt, 717-771-7008